Exhibit 99.1

OneWater Marine Inc. Announces Fiscal First Quarter 2026 Results
Positive Start to the Year with Healthy Inventory Position

Fiscal First Quarter 2026 Highlights
•Revenue increased 1% to $380.6 million
•Same-store sales were flat versus prior year period
•Gross profit margin of 23.5%, reflecting improvement and the impact of portfolio optimization efforts
•GAAP net loss of $(7.7) million, or $(0.47) per diluted share; adjusted diluted loss per share1 was $(0.04)
•Adjusted EBITDA1 of $4 million

BUFORD, GA – January 29, 2026 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal first quarter ended December 31, 2025.

“We delivered a solid first quarter supported by a strong inventory position and consistent execution across the business. Gross margins were modestly better than we anticipated, driven by favorable model mix and the benefits of portfolio optimization efforts, which we expect to be realized in various amounts throughout the year. As the first quarter is seasonally our smallest, our focus remains on disciplined execution as industry conditions begin to improve. Supported by a healthy inventory mix and improved aging profile, we believe we are well positioned to execute on our priorities of higher profitability and improved balance sheet leverage,” commented Austin Singleton, Executive Chairman at OneWater.

For the Three Months Ended December 31	2025	2024	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$233,265	$247,997	$(14,732)	(5.9)%
Pre-owned boat	70,415	56,798	13,617	24.0%
Finance & insurance income	8,892	9,400	(508)	(5.4)%
Service, parts & other	67,989	61,619	6,370	10.3%
Total revenues	$380,561	$375,814	$4,747	1.3%

Fiscal First Quarter 2026 Results

Revenue for fiscal first quarter 2026 was $380.6 million, an increase of 1.3% compared to $375.8 million in fiscal first quarter 2025. Same-store sales were flat. New boat revenue decreased 5.9%, primarily reflecting lower unit volumes, partially offset by higher average price per unit as the Company continued to prioritize margin discipline and product mix optimization. Pre-owned boat revenue increased 24.0%, driven by an increase in units sold and average price per unit. Finance & insurance income decreased slightly as a percentage of total boat sales, and service, parts & other sales were up 10.3% compared to the prior year quarter. Both Dealership and Distribution services, parts, and other sales increased in the quarter.

Gross profit totaled $89.4 million for fiscal first quarter 2026, up $5.3 million from $84.1 million for fiscal first quarter 2025. Gross profit margin of 23.5% increased 110 basis points compared to the prior year period, driven by new and used boat model mix and execution of strategic priorities to increase boat gross profit.

Fiscal first quarter 2026 selling, general and administrative expenses totaled $81.4 million, or 21.4% of revenue, compared to $79.1 million, or 21.0% of revenue, in fiscal first quarter 2025. The increase in selling, general and administrative expenses as a percentage of revenue was driven by higher variable personnel costs, including sales commissions.

Net loss for fiscal first quarter 2026 totaled $(7.7) million, compared to net loss of $(13.6) million in fiscal first quarter 2025. The net loss in the period was driven by a $7.1 million non-cash impairment charge related to the adjustment of the carrying value of assets held for sale based on the expected fair value, net costs to sell. The Company reported net loss per diluted share for fiscal first quarter 2026 of

$(0.47), compared to net loss per diluted share of $(0.81) in 2025. Adjusted diluted loss per share1 for fiscal first quarter 2026 was $(0.04), compared to adjusted diluted loss per share1 of $(0.54) in 2025.

Fiscal first quarter 2026 Adjusted EBITDA1 increased 88.9% to $3.6 million compared to $1.9 million for fiscal first quarter 2025.

During the quarter, the Company classified certain Distribution segment assets and liabilities as held for sale following Board approval of a plan to divest these operations. Assets held for sale totaled $52.8 million at quarter-end and are presented separately on the Company's balance sheet. The Company expects the transaction to close prior to March 31, 2026, with proceeds expected to be applied toward debt reduction. The classification had no impact on revenue or Adjusted EBITDA for the period.

As of December 31, 2025, the Company’s cash and cash equivalents balance was $32.2 million and total liquidity, including cash and availability under credit facilities, was $49.2 million. Total inventory as of December 31, 2025, decreased to $601.5 million, compared to $636.7 million on December 31, 2024. Inventory declined primarily as a result of the Company’s disciplined inventory management approach and amounts reclassified as held for sale. Total long-term debt as of December 31, 2025 was $399.4 million, and adjusted long-term net debt (net of $32.2 million cash)1 was 5.1 times trailing twelve-month Adjusted EBITDA1.

Fiscal Year 2026 Guidance

For fiscal full-year 2026, OneWater anticipates the industry to be flat to down low single digits year over year based on recent industry trends. The Company is maintaining its previously issued fiscal full-year 2026 outlook. When factoring in the lost revenue from exited brands, the Company expects dealership same-store sales to be flat year over year and total revenue to be in the range of $1.83 billion to $1.93 billion. Adjusted EBITDA2 is expected to be in the range of $65 million to $85 million and adjusted diluted earnings per share2 is expected to be in the range of $0.25 to $0.75.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal first quarter earnings on Thursday, January 29th, at 8:30 am Eastern time. To access the conference call via phone, participants can dial (+1) 646-564-2877 or (+1) 800-549-8228 (North America Toll Free).

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

A telephonic replay will also be available through February 5th, 2026 by dialing (+1) 646-517-3975 (US) or (+1) 888-660-6264 (North America Toll Free) and entering access code 03398.

1.See reconciliation of Non-GAAP financial measures below.

2.See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
Revenues:
New boat	$233,265	$247,997
Pre-owned boat	70,415	56,798
Finance & insurance income	8,892	9,400
Service, parts & other	67,989	61,619
Total revenues	380,561	375,814

Gross profit
New boat	38,308	36,876
Pre-owned boat	14,602	11,216
Finance & insurance	8,892	9,400
Service, parts & other	27,591	26,562
Total gross profit	89,393	84,054

Selling, general and administrative expenses	81,350	79,060
Depreciation and amortization	4,410	5,315
Transaction costs	1,172	559
Change in fair value of contingent consideration	203	242
Restructuring and impairment	7,432	851
Loss from operations	(5,174)	(1,973)

Other expense (income):
Interest expense – floor plan	7,156	7,026
Interest expense – other	8,636	8,988
Other expense (income), net	125	887
Total other expense, net	15,917	16,901
Net loss before income tax benefit	(21,091)	(18,874)
Income tax benefit	(13,380)	(5,262)
Net loss	(7,711)	(13,612)
Net loss attributable to non-controlling interests	—	1,641
Net loss attributable to OneWater Marine Inc.	$(7,711)	$(11,971)

Net loss per share of Class A common stock – basic	$(0.47)	$(0.81)
Net loss per share of Class A common stock – diluted	$(0.47)	$(0.81)

Basic weighted-average shares of Class A common stock outstanding	16,534	14,831
Diluted weighted-average shares of Class A common stock outstanding	16,534	14,831

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Cash	$32,234	$22,711
Restricted cash	10,201	13,847
Accounts receivable, net	39,600	56,912
Inventories	601,509	636,676
Prepaid expenses and other current assets	45,949	67,328
Assets held for sale	52,808	—
Total current assets	782,301	797,474
Property and equipment, net	59,069	91,499
Operating lease right-of-use assets	123,149	136,275
Financing lease right-of-use assets	1,053	—
Other long-term assets	2,646	4,911
Deferred tax assets, net	86,142	41,154
Intangible assets, net	128,721	203,631
Goodwill	258,954	336,602
Total assets	$1,442,035	$1,611,546

LIABILITIES
Accounts payable	$42,752	$29,266
Other payables and accrued expenses	32,820	38,055
Customer deposits	25,973	53,454
Notes payable – floor plan	491,202	490,107
Current portion of operating lease liabilities	16,491	15,752
Current portion of financing lease liabilities	90	—
Current portion of long-term debt, net	73,575	15,672
Current portion of tax receivable agreement liability	2,637	2,578
Liabilities held for sale	4,508	—
Total current liabilities	690,048	644,884
Other long-term liabilities	2,104	9,105
Tax receivable agreement liability	34,858	38,019
Long-term operating lease liabilities	110,858	123,330
Long-term financing lease liabilities	898	—
Long-term debt, net	325,776	412,590
Total liabilities	1,164,542	1,227,928

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	277,493	354,777
Equity attributable to non-controlling interests	—	28,841
Total stockholders’ equity	277,493	383,618
Total liabilities and stockholders’ equity	$1,442,035	$1,611,546

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
Net loss attributable to OneWater Marine Inc.	$(7,711)	$(11,971)
Transaction costs	1,172	559
Intangible amortization	523	2,122
Change in fair value of contingent consideration	203	242
Restructuring and impairment	7,432	1,898
Other expense (income), net	125	887
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	(514)
Adjustments to income tax benefit (2)	(2,364)	(1,195)
Adjusted net loss attributable to OneWater Marine Inc.	(620)	(7,972)

Net loss per share of Class A common stock - diluted	$(0.47)	$(0.81)
Transaction costs	0.07	0.04
Intangible amortization	0.03	0.14
Change in fair value of contingent consideration	0.01	0.02
Restructuring and impairment	0.45	0.13
Other expense (income), net	0.01	0.06
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	(0.04)
Adjustments to income tax benefit (2)	(0.14)	(0.08)
Adjusted loss per share of Class A common stock - diluted	$(0.04)	$(0.54)

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest.
(2) Represents an adjustment of all reconciling items at an estimated statutory tax rate, which may vary from the Company's effective tax rate.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except ratios)
(Unaudited)

	Three Months Ended December 31,		Trailing twelve months ended December 31,
	2025	2024	2025
Net loss	$(7,711)	$(13,612)	$(110,329)
Interest expense – other	8,636	8,988	35,831
Income tax expense (benefit)	(13,380)	(5,262)	(43,419)
Depreciation and amortization	4,990	6,037	23,393
Stock-based compensation	2,136	2,170	10,465
Change in fair value of contingent consideration	203	242	(2,172)
Transaction costs	1,172	559	2,160
Restructuring and impairment	7,432	1,898	155,212
Other expense (income), net	125	887	667
Adjusted EBITDA	$3,603	$1,907	$71,808

Long-term debt (including current portion)			$399,351
Less: cash			(32,234)
Adjusted long-term net debt			$367,117

Pro forma adjusted net debt leverage ratio			5.1	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 95 retail locations, 8 distribution centers / warehouses and multiple online marketplaces in 18 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Cautionary Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding the sale of certain of our assets and the use of proceeds therefrom, our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: changes in demand for our products and services, the seasonality and volatility of the boat industry, effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of a global health concern on the Company’s business, geopolitical risks, including the imposition of or changes in tariffs, duties, or other taxes affecting international trade, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss) Attributable to OneWater Marine Inc., Adjusted Diluted Earnings (Loss) Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA and adjusted diluted earnings (loss) per share guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax (benefit) expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, restructuring and impairment, stock-based compensation and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, income tax (benefit) expense, restructuring and impairment, stock-based compensation and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share

We define Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. as Net (Loss) Income Attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, restructuring and impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports Adjusted Diluted (Loss) Earnings Per Share which presents all of the adjustments to Net (Loss) Income Attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, restructuring and impairment, transaction costs and other expense (income)) that impact the comparability of financial results from period to period. We present these metrics because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net (Loss) Income
Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed or sold stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Investor or Media Contact:
Jack Ezzell
Chief Operating Officer and Chief Financial Officer
IR@OneWaterMarine.com